Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the end of the period covered by the most recent Annual Report on Form 10-K of GCI Liberty, Inc. (the “Registrant” or “GCI Liberty”), the Registrant has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) Series A Common Stock, par value $0.01 per share (the “GCI Liberty Series A Common Stock”); and (2) Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “GCI Liberty Preferred Stock”).

Description of Registrant’s Capital Stock

The following description of the GCI Liberty Series A Common Stock and GCI Liberty Series A Preferred Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Registrant’s Restated Certificate of Incorporation (the “Restated Certificate”) and the Registrant’s Amended and Restated Bylaws (the “Bylaws”), which are exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read the Restated Certificate, Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Stock

GCI Liberty is authorized to issue 1,610,000,000 shares of capital stock consisting of (i) 500,000,000 shares of GCI Liberty Series A Common Stock, (ii) 20,000,000 shares of GCI Liberty Series B Common Stock, par value $0.01 per share (the “GCI Liberty Series B Common Stock”), (iii) 1,040,000,000 shares of GCI Liberty Series C Common Stock, par value $0.01 per share (the “GCI Liberty Series C Common Stock” and, together with the GCI Liberty Series A Common Stock and GCI Liberty Series B Common Stock, the “GCI Liberty Common Stock,” and the GCI Liberty Common Stock, together with the GCI Liberty Preferred Stock, the “GCI Liberty Capital Stock”), and (iv) 50,000,000 shares of preferred stock, of which (A) 7,500,000 shares are designated GCI Liberty Preferred Stock and (B) 42,500,000 shares are undesignated as to series.

The Registrant’s Common Stock

Voting Rights

Holders of shares of GCI Liberty Series A Common Stock are entitled to one vote for each share of such stock held and holders of shares of GCI Liberty Series B Common Stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of stockholders. Holders of shares of GCI Liberty Series C Common Stock are not entitled to any voting powers, except as otherwise required by Delaware law. When so required, holders of shares of GCI Liberty Series C Common Stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of shares of GCI Liberty Preferred Stock are entitled to one-third of a vote per share for each share of such stock held, subject to adjustment in accordance with the Restated Certificate.

Except as otherwise required by Delaware law, the Restated Certificate or the terms of any series of preferred stock, the holders of shares of GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock, and each series of preferred stock that is designated as a voting security (which includes the GCI Liberty Preferred Stock) will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by the stockholders, and no separate class or series vote or consent of the holders of shares of any class or series of capital stock will be required for the approval of any such matter.

Conversion Rights

Each share of GCI Liberty Series B Common Stock is convertible, at the option of the holder, into one share of GCI Liberty Series A Common Stock. GCI Liberty Series A Common Stock, GCI Liberty Series C Common Stock and GCI Liberty Preferred Stock are not convertible at the option of the holder.

Dividends and Share Distributions

Whenever a dividend, other than a dividend that constitutes a Share Distribution (as defined below), is paid to the holders of shares of GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock or GCI Liberty Series C Common Stock then outstanding, GCI Liberty is required to also pay to the holders of shares of each other series of common stock of GCI Liberty then outstanding an equal dividend per share.

If at any time a Share Distribution is to be made with respect to GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock, or GCI Liberty Series C Common Stock, such Share Distribution may be declared and paid only as follows:

·                  a Share Distribution (i) consisting of shares of GCI Liberty Series C Common Stock (or Series C convertible securities) may be declared and paid to holders of shares of GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock, and GCI Liberty Series C Common Stock, on an equal per share basis, or (ii) consisting of (A) shares of GCI Liberty Series A Common Stock (or Series A convertible securities) may be declared and paid to holders of shares of GCI Liberty Series A Common Stock, on an equal per share basis, (B) shares of GCI Liberty Series B Common Stock (or Series B convertible securities) may be declared and paid to holders of shares of GCI Liberty Series B Common Stock, on an equal per share basis, and (C) shares of GCI Liberty Series C Common Stock (or Series C convertible securities) may be declared and paid to holders of shares of GCI Liberty Series C Common Stock, on an equal per share basis; or

·                  a Share Distribution consisting of any class or series of securities of GCI Liberty or any other person, other than GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock or GCI Liberty Series C Common Stock (or applicable convertible securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of shares of GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock, and GCI Liberty Series C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of shares of each such series of GCI Liberty Common Stock or (iii) a separate class or series of securities to the holders of shares of one or more classes of GCI Liberty Common Stock and, on an equal per share basis, a different class or series of securities to the holders of shares of all other classes of GCI Liberty Common Stock, subject to certain limitations retaining the relative voting power of the GCI Liberty Series B Common Stock as set forth in the Restated Certificate.

For purposes of the Restated Certificate, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of GCI Liberty) payable in shares of any class or series of capital stock, convertible securities or other securities of GCI Liberty or any other person.

All decisions regarding the payment of dividends and share distributions on the shares of GCI Liberty Common Stock by GCI Liberty will be made by the board of directors of GCI Liberty (the “Board”), from time to time, in accordance with applicable law after taking into account various factors, including financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit payment of dividends.

Reclassification

GCI Liberty may not reclassify, subdivide, or combine the GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock or GCI Liberty Series C Common Stock then outstanding without reclassifying, subdividing or combining each other such series of GCI Liberty Common Stock then outstanding, on an equal per share basis.

Liquidation and Dissolution

In the event of a liquidation, dissolution or winding up of GCI Liberty, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of GCI Liberty and subject to the payment in full of the preferential or other amounts to which any series of preferred stock are entitled, the holders of shares of GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock, and GCI Liberty Series C Common Stock will share equally, on a share for share basis, in the assets of GCI Liberty remaining for distribution to the holders of shares of GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock, and GCI Liberty Series C Common Stock.

Preemptive Rights

The holders of shares of GCI Liberty Series A Common Stock, GCI Liberty Series B Common Stock, and GCI Liberty Series C Common Stock will not have any preemptive rights to subscribe for or purchase any capital stock or other securities which may be issued by GCI Liberty.

Blank Check Preferred Stock

The Board is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

·                  the designation of the series;

·                  the number of authorized shares of the series, which number the Board may subsequently increase or decrease, but not below the number of such shares of such series then outstanding;

·                  the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative, and the relative preferences or rights of priority or participation with respect to such dividends;

·                  the rights of the series in the event of voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

·                  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the Board;

·                  the voting rights, if any, of the holders of the series, including whether such series will be a voting security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of capital stock;

·                  the terms and conditions, if any, for GCI Liberty to purchase or redeem the shares of the series; and

·                  any other relative rights, powers, preferences and limitations of the series.

GCI Liberty Preferred Stock

Voting Rights

The shares of GCI Liberty Preferred Stock are designated as a voting security for purposes of the Restated Certificate.

Each record holder of shares of GCI Liberty Preferred Stock is entitled to one-third a vote per share held by such holder, subject to adjustment (to the nearest tenth of a vote per share) in accordance with the Restated Certificate in the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the GCI Liberty Common Stock and the aggregate number of votes that may be cast by the holders of shares of the GCI Liberty Series A Common Stock and GCI Liberty Series B Common Stock, voting together as a separate class or series, such that the voting power of the GCI Liberty Preferred Stock immediately following the adjustment event is substantially equivalent to the voting power of the GCI Liberty Preferred Stock immediately prior to the adjustment event.

The holders of shares of GCI Liberty Preferred Stock are entitled to vote together as a class generally with the holders of shares of the GCI Liberty Series A Common Stock and GCI Liberty Series B Common Stock on all matters submitted to a vote of the holders of the GCI Liberty Series A Common Stock and GCI Liberty Series B Common Stock (together with the holders of shares of any class or series of Senior Stock, Parity Stock or Junior Stock (as each such term is defined in the Restated Certificate) then entitled to vote together as a class with the holders of shares of the GCI Liberty Series A Common Stock and GCI Liberty Series B Common Stock), except as required by the Restated Certificate or by applicable law.

Dividends

The holders of shares of GCI Liberty Preferred Stock are entitled to receive, when and as declared by the Board, out of legally available funds, preferential dividends that accrue and cumulate as provided in the Restated Certificate.

Dividends on each share of GCI Liberty Preferred Stock accrue on a daily basis at a rate of 7.00% per annum of the liquidation price.

Accrued dividends are payable quarterly on each dividend payment date, which is January 15, April 15, July 15, and October 15 of each year, and commenced on the first such date following the issuance of the GCI Liberty Preferred Stock in the automatic conversion of the common stock of GCI Liberty’s predecessor, which was effected on March 8, 2018 (the “Mandatory Conversion Time”).

If GCI Liberty fails to pay cash dividends on the GCI Liberty Preferred Stock in full for any four consecutive or non-consecutive dividend periods then the dividend rate shall increase by 2.00% per annum of the liquidation price until cured.

If at any time or from time to time the GCI Liberty Preferred Stock fails to be publicly traded for 90 consecutive days or longer, then the dividend rate shall increase by 2.00% per annum of the liquidation price until cured.

To the extent the dividend amount due to the holders of GCI Liberty Preferred Stock is not paid in full on a dividend payment date for any reason, all dividends (whether or not declared) that have accrued on a share of GCI Liberty Preferred Stock during the dividend period ending on such dividend payment date and which are unpaid will be added to the liquidation price of such share and remain until paid.

Subject to certain exceptions, so long as any shares of GCI Liberty Preferred Stock shall be outstanding, GCI Liberty may not declare or pay any dividend or make any distribution whatsoever with respect to, or purchase, redeem, or otherwise acquire, any Junior Stock or any Parity Stock, unless and until (i) all dividends to which the holders of shares of GCI Liberty Preferred Stock are entitled for all current and all previous dividend periods have been paid (or appropriately set aside), and (ii) GCI Liberty shall have paid in full (or appropriately set aside) all redemption payments with respect to the GCI Liberty Preferred Stock that GCI Liberty is then obligated to pay.

Distributions Upon Liquidation, Dissolution or Winding Up

Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of GCI Liberty, whether voluntary or involuntary, the holders of shares of the GCI Liberty Preferred Stock are entitled to receive, before any payment or distribution shall be made to the holders of shares of any Junior Stock, an amount in property or cash, as determined by the Board in good faith, or a combination thereof, per share, equal to the liquidation price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of shares of GCI Liberty Preferred Stock in connection with such liquidation, dissolution or winding up of GCI Liberty since the immediately preceding dividend payment date, which payment shall be made pari passu with any such payment made to the holders of shares of any Parity Stock.

The liquidation price of each share of GCI Liberty Preferred Stock is the sum of (i) $25, plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to the terms of the Restated Certificate has been added to and then remain part of the liquidation price as of such date.

The shares of GCI Liberty Preferred Stock are not participating.

Mandatory Redemption

GCI Liberty is required to redeem all outstanding shares of GCI Liberty Preferred Stock out of funds legally available, at the liquidation price plus all unpaid dividends (whether or not declared) accrued from the most recent dividend payment date through the redemption date, on the first business day following the twenty-first anniversary of the Mandatory Conversion Time.

The Restated Certificate provides certain mechanisms for partial redemption and places certain restrictions on GCI Liberty in the event GCI Liberty does not have funds legally available to satisfy its redemption obligations.

The Restated Certificate does not provide for optional redemption of shares of GCI Liberty Preferred Stock prior to the redemption date.

Protective Provisions

In addition to any vote required by the Restated Certificate or applicable law, for so long as any of the shares of GCI Liberty Preferred Stock remain outstanding, GCI Liberty may not take the following actions without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of GCI Liberty Preferred Stock, consenting or voting separately as a series:

·                  amend, alter or repeal the terms of the GCI Liberty Preferred Stock, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the GCI Liberty Preferred Stock, unless each share of GCI Liberty Preferred Stock (i) will remain outstanding without material and adverse change to the powers or rights of the GCI Liberty Preferred Stock or (ii) will be converted or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of GCI Liberty Preferred Stock (with limited exceptions); or

·                  authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized capital stock of GCI Liberty into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock.

In any merger or consolidation that provides for the payment of only cash to the holders of shares of GCI Liberty Preferred Stock, each holder of shares of GCI Liberty Preferred Stock is entitled to receive an amount equal to the liquidation price of the shares of GCI Liberty Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding dividend payment date.

Preemptive Rights

The holders of shares of GCI Liberty Preferred Stock do not have any preemptive right to subscribe for or purchase any capital stock or other securities which may be issued by GCI Liberty.

Waiver

Any provision of the Restated Certificate and any right of the holders of shares of GCI Liberty Preferred Stock may be waived as to all shares of GCI Liberty Preferred Stock (and the holders thereof) upon the written consent of the Board (or any authorized committee thereof) and the holders of a majority of the shares of GCI Liberty Preferred Stock then outstanding.

Stockholder Action by Written Consent

The Restated Certificate prohibits stockholder action by written consent, except that the holders of shares of any series of preferred stock may take action by written consent to the extent provided by its terms.

Board of Directors

The Board is classified and divided into three classes, with each class consisting, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board. As of December 31, 2019, the terms of the Class I, II and III directors who were then in office will expire at the annual meeting of stockholders to be held in 2022, 2020 and 2021, respectively.

At each annual meeting of stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

Subject to the rights of any preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote thereon, voting together as a single class.

Limitation on Liability and Indemnification

To the fullest extent permitted by Delaware law, the directors are not liable to GCI Liberty or any of its stockholders for monetary damages for breaches of fiduciary duties as a director.  In addition, GCI Liberty indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of GCI Liberty or, at GCI Liberty’s request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person.  GCI Liberty will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

Special Meetings of Stockholders

Subject to the rights of any preferred stock and except as otherwise provided by law, special meetings of stockholders will only be called by the Secretary (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding voting securities entitled to vote thereon, or (ii) at the request of at least 75% of the member of the Board then in office.

Advance Notice Provisions

The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of stockholders.

All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to the Secretary. To be timely, a stockholder’s notice will be given to the Secretary at GCI Liberty’s principal executive offices as follows:

·                  with respect to an annual meeting of stockholders to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting of stockholders or not later than 30 days after the anniversary of the previous year’s annual meeting of stockholders, such notice must be given not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, in advance of the anniversary of the previous year’s annual meeting of stockholders;

·                  with respect to any other annual meeting of stockholders, such notice must be given not later than the close of business on the tenth day following the date of public disclosure of the date of such meeting; and

·                  with respect to a special meeting of stockholders for the purpose of electing one or more directors, such notice must be given not earlier than the close of business on the 90th day prior to such special meeting and not after the later of the close of business on the 60th day prior to such special meeting or the tenth day following the date of public disclosure of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

The public announcement of an adjournment or postponement of a meeting of stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice.

Amendments to the Restated Certificate

With limited exception, the Restated Certificate requires the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote, voting together as a single class, in order for GCI Liberty to amend, alter, or repeal any provision of the Restated Certificate (in addition to the statutorily required stockholder approval), unless at least 75% of the members of the Board then in office have approved such action.

With certain limited exceptions, the holders of GCI Liberty Preferred Stock are entitled to consent rights over certain amendments to the Restated Certificate that would have an adverse effect on the powers, preferences or rights of the GCI Liberty Preferred Stock.

Bylaw Amendments

The Board is authorized and empowered to adopt, alter, amend or repeal any provision of the Bylaws by the affirmative vote of not less than 75% of the members of the Board then in office.

Supermajority Voting Provisions

In addition to the supermajority voting provisions discussed under “Amendments to the Restated Certificate” above, the Restated Certificate provides that, with limited exception, in addition to any other required approval under Delaware law or the Restated Certificate, approval of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote is required in order for GCI Liberty to take any action to authorize:

·                  the adoption, amendment, or repeal of any provision of the Bylaws by the stockholders (other than the adoption, amendment or repeal of any provision of the Bylaws by the Board in accordance with the power conferred upon it as described under “Bylaw Amendments” above);

·                  the merger or consolidation of GCI Liberty with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and notwithstanding the exception to a vote of the stockholders for such a merger set forth therein); provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the vote of GCI Liberty’s stockholders (other than Section 251(h) of the DGCL), or (2) that at least 75% of the members of the Board then in office have approved;

·                  the sale, lease or exchange of all, or substantially all, of the property or assets of GCI Liberty, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of the Board then in office have approved; or

·                  the dissolution of GCI Liberty, provided, that the foregoing voting provision will not apply to any such dissolution if at least 75% of the members of the Board then in office have approved such dissolution.

Corporate Opportunity

The Restated Certificate acknowledges that the Registrant may have overlapping directors and officers with other entities that compete with its businesses and that the Registrant may engage in material business transactions with such entities. The Registrant has renounced its rights to certain business opportunities and the Restated Certificate provides that no director or officer of the Registrant will breach their fiduciary duty and therefore be liable to the Registrant or its stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity (including Qurate Retail, Inc., Liberty Media Corporation, Liberty Broadband Corporation, or Liberty TripAdvisor Holdings, Inc.) instead of the Registrant, or does not refer or communicate information regarding such corporate opportunity to the Registrant, unless (x) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of the Registrant or as a director or officer of any of the Registrant’s subsidiaries and (y) such opportunity relates to a line of business in which the Registrant or any of its subsidiaries is then directly engaged.

Section 203 of the General Corporation Law of the State of Delaware

Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an “interested stockholder.”  An “interested stockholder” for this purpose generally is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation.  This provision prohibits certain business combinations between an interested stockholder (including certain related persons) and the corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that the stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors, (2) the interested stockholder acquired at least 85% of the then outstanding voting power of the corporation in the transaction in which the stockholder became an interested stockholder (excluding shares held by certain holders for purposes of determining the voting stock outstanding), or (3) the business combination is approved by a majority of the board of directors and the affirmative vote (but not written consent) of the holders of at least 66 2/3% of the outstanding voting power of the shares not owned by the interested stockholder, at or subsequent to the time that the stockholder became an interested stockholder.  GCI Liberty is subject to Section 203 of the DGCL.

Cumulative Voting

The Restated Certificate does not permit for cumulative voting for the GCI Liberty Common Stock. The Restated Certificate authorizes the Board to issue preferred stock with such voting rights as the Board may specify.